Exhibit 99.1
DESCRIPTION OF SECURITIES
COMMON STOCK
     Kellogg Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.25 per share (the “Common Stock”).
     Each share of Common Stock is entitled to one vote on all matters presented to the shareowners, with no cumulative voting rights; to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and in the event of liquidation or dissolution of Kellogg, to share ratably in any distribution of Kellogg’s net assets. Holders of shares of Common Stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares; and no redemption or sinking fund provisions are applicable. All outstanding shares of Common Stock are fully paid and non-assessable.
CERTAIN PROVISIONS OF THE AMENDED RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS
     The Amended Restated Certificate of Incorporation (the “Certificate”) and Bylaws of Kellogg, among other things, (i) provide for three classes of directors as nearly equal in number as possible, with the members of each class, in general, serving for a three-year term and one class of directors elected each year; (ii) permit removal of directors only for cause; (iii) without specified approval by the Board of Directors, require certain business combinations or other transactions to be approved by the holders of not less than two-thirds of the voting power of all the then outstanding voting stock; (iv) require advance notice of shareowner nominations for the election of directors and shareowner proposals to be given in the manner provided in the Bylaws; (v) require approval by the holders of not less than two-thirds of the voting power of all the then outstanding voting stock to amend or repeal the provisions in the Certificate referred to in (i), (ii), (iii), (v) and (vii) herein; (vi) for shareowner amendments to the Bylaws, require approval by the holders of not less than a majority of the voting power of the then outstanding voting stock, except that certain amendments to the Bylaws require approval by the holders of not less than two-thirds of the voting power of all the then outstanding voting stock; and (vii) require that shareowner action be taken only at a meeting.